Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

YRC Worldwide Completes the Amendment to Extend the Term Loan

OVERLAND PARK, Kan., July 26, 2017 — YRC Worldwide Inc. (NASDAQ: YRCW) announced that it has completed an amendment to extend the maturity of its Term Loan Credit Agreement from February 2019 to July 2022.

“As our financial performance has improved in recent years, we reduced our debt to the lowest level in more than a decade while at the same time reinvesting back into the Company,” said James Welch, chief executive officer of YRC Worldwide. “Extending the term loan is an important step as we continue to position the Company for long-term success. We believe it is prudent to take the refinancing risk off the table before the term loan matured in early 2019, to focus on executing operationally and improving our financial results. We plan to continue evaluating additional opportunities to strengthen the Company for our customers, employees and investors,” concluded Welch.

In addition to the extended maturity, the most substantial changes as a result of the amendment are:

•	A reduction of the outstanding principal to $600 million following a $35.2 million payment at the time of closing the amendment;

•	An increase in the annual amortization from 1% ($7 million) to 3% ($18 million);

•	An increase in the interest rate from LIBOR + 750 basis points to LIBOR + 850 basis points; and

•	If the Company’s Contribution Deferral Agreement notes are not extended to at least late October 2022, the term loan maturity will be reset to within 60 days before the CDA’s scheduled maturity.

“Extending the maturity of the term loan and reducing the outstanding principal considerably strengthens our capital structure,” said Stephanie Fisher, chief financial officer of YRC Worldwide. “With the successful extension of the term loan, we have met the conditions for extending the maturity of our asset based loan facility from February 2019 to June 2021. I would like to thank our lenders who have been supportive of our long-term vision for the Company,” concluded Fisher.

Second Quarter 2017 Earnings Conference Call

On Thursday, August 3, 2017, at 4:30 p.m. ET, company executives will host a conference call with the investment community to discuss second quarter 2017 financial results. Second quarter earnings will be released the same day, Thursday, August 3, 2017, following the close of the market.

The call will be webcast and can be accessed live or as a replay via YRC Worldwide’s website www.yrcw.com.

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Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “intend,” “anticipate,” “believe,” “could,” “would,” “should,” “may,” “project,” “forecast,” “propose,” “plan,” “designed,” “enable,” and similar expressions which speak only as of the date the statement was made are intended to identify forward-looking statements. Forward-looking statements are inherently uncertain, are based upon current beliefs, assumptions and expectations of Company management and current market conditions, and are subject to significant business, economic, competitive, regulatory and other risks, uncertainties and contingencies, known and unknown, many of which are beyond our control. Our future financial condition and results could differ materially from those predicted in such forward-looking statements because of a number of factors, including (without limitation): general economic factors; business risks and increasing costs associated with the transportation industry; competition and competitive pressure on pricing; the risk of labor disruptions or stoppages; increasing pension expense and funding obligations; increasing costs relating to our self-insurance claims expenses; our ability to finance the maintenance, acquisition and replacement of revenue equipment and other necessary capital expenditures; our ability to comply and the cost of compliance with, or liability resulting from violation of, federal, state, local and foreign laws and regulations; impediments to our operations and business resulting from anti-terrorism measures; the impact of claims and litigation expense to which we are or may become exposed; failure to realize the expected benefits and costs savings from our performance and operational improvement initiatives; our ability to attract and retain qualified drivers and increasing costs of driver compensation; privacy breach or IT system disruption; risks of operating in foreign countries; our dependence on key employees; seasonality; changes in the cost of fuel or the index upon which we base our fuel surcharge and the effectiveness of our fuel surcharge program in protecting us against fuel price volatility; our ability to generate sufficient liquidity to satisfy our cash needs and future cash commitments, including (without limitation) our obligations related to our indebtedness and lease and pension funding requirements, and our ability to achieve increased cash flows through improvement in operations; limitations on our operations, our financing opportunities, potential strategic transactions, acquisitions or dispositions resulting from restrictive covenants in the documents governing our existing and future indebtedness; our failure to comply with the covenants in the documents governing our existing and future indebtedness; fluctuations in the price of our common stock; dilution from future issuances of our common stock; our intention not to pay dividends on our common stock; that we have the ability to issue preferred stock that may adversely affect the rights of holders of our common stock; and other risks and contingencies, including (without limitation) the risk factors that are included in our reports filed with the SEC, including those described under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

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About YRC Worldwide

YRC Worldwide Inc., headquartered in Overland Park, Kan., is the holding company for a portfolio of less-than-truckload (LTL) companies including YRC Freight, YRC Reimer, Holland, Reddaway, and New Penn. Collectively, YRC Worldwide companies have one of the largest, most comprehensive LTL networks in North America with local, regional, national and international capabilities. Through their teams of experienced service professionals, YRC Worldwide companies offer industry-leading expertise in flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence.

Please visit our website at www.yrcw.com for more information.

Investor Contact:	Tony Carreño
913-696-6108
investor@yrcw.com

Media Contact:	Mike Kelley
916-696-6121
mike.kelley@yrcw.com

SOURCE: YRC Worldwide

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